Exhibit 99.1

Press Release For immediate release

Invesco Ltd. Announces March 31, 2025 Assets Under Management

Investor Relations Contacts: Media Relations Contact:	Greg Ketron Jennifer Church Andrea Raphael	404-724-4299 404-439-3428 212-323-4202

Atlanta, April 9, 20251 --- Invesco Ltd. (NYSE: IVZ)1 today reported preliminary month-end assets under management (AUM) of $1,844.8 billion, a decrease of 2.3% versus previous month-end. The firm delivered net long-term inflows of $6.5 billion in the month. Non-management fee earning net outflows were $1.7 billion and money market net inflows were $5.8 billion. AUM was negatively impacted by unfavorable market returns which decreased AUM by $60 billion. FX and reinvested distributions increased AUM by $5.2 billion. Preliminary average total AUM for the quarter through March 31 were $1,880.8 billion, and preliminary average active AUM for the quarter through March 31 were $1,043.1 billion.

Total Assets Under Management
(in billions)	Total	ETFs & Index Strategies	Fundamental Fixed Income	Fundamental Equities	Private Markets	APAC Managed	Multi- Asset / Other	Global Liquidity	QQQ

March 31, 2025[1]	$1,844.8	$490.0	$294.1	$253.8	$131.3	$121.3	$59.1	$198.0	$297.2
February 28, 2025	$1,888.6	$505.3	$287.8	$267.3	$132.8	$119.2	$59.8	$192.6	$323.8
January 31, 2025	$1,902.8	$507.3	$283.0	$274.4	$131.1	$118.6	$59.9	$200.2	$328.3
December 31, 2024	$1,846.0	$484.0	$281.1	$266.5	$128.5	$118.8	$58.8	$189.4	$318.9

1	All March numbers preliminary - subject to adjustment.

About Invesco Ltd.
Invesco Ltd. (NYSE: IVZ) is a global independent investment management firm dedicated to delivering an investment experience that helps people get more out of life. With offices in more than 20 countries, our distinctive investment teams deliver a comprehensive range of active, passive and alternative investment capabilities. For more information, visit www.invesco.com/corporate.

###